EXHIBIT 23







                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
ONBANCorp, Inc.:


We consent to incorporation by reference in the registration statement No. 33-30813 on Form S-8 of ONBANCorp, Inc. of our report dated January 22, 1996, relating to the consolidated balance sheets of ONBANCorp, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report has been incorporated by reference in the December 31, 1995 annual report on Form 10-K of ONBANCorp, Inc. Our report refers to changes in accounting for impairment of loans in 1995 and income taxes in 1993.

/s/ KPMG Peat Marwick LLP
- -------------------------
    KPMG Peat Marwick LLP


Syracuse, New York
March 28, 1996



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